Exhibit 99.1

 United Security Bancshares, Inc. Announces Quarterly and Nine Month Earnings



    THOMASVILLE, Ala., Oct. 17 /PRNewswire-FirstCall/ -- United Security

Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended September 30, 2003, of $2,915,000 compared to $2,636,000 for the same period of 2002, an 11% increase.  On a diluted per share basis, net income for the third quarter of 2003 was $0.45, compared to $0.41 for 2002, a 10%

increase.  On a year-to-date basis, net income increased from $6,922,000 in

2002 to $7,765,000, a 12% increase.  On a diluted per share basis, net income for the nine months ended September 30, 2003, was $1.21 per share, compared to

$1.06 per share, a 14% increase.

    The primary factors for the increase in net income over the same period last year were increased net interest income as a result of improved net interest margin and the improved operating performance of the Company's finance company subsidiary, Acceptance Loan Company (ALC).  ALC has experienced significantly fewer charge-offs during 2003 than 2002 as a result of improved monitoring of the credit portfolio at ALC.  Net income at ALC for the three months ended September 30, 2003, was $725,000 compared to $291,000 for the same period of 2002.  Net income at ALC for the nine months ended

September 30, 2003, was $1,682,000 compared to $736,000 for the same period during 2002.

    Performance ratios continue to show improvement with return on average assets at 1.90% and return on average equity increasing to 15.12%.

    At September 30, 2003, total assets amounted to $559,547,000, an increase of 3% over September 30, 2002.  Total deposits showed an increase of

$24,668,000, or 7%.  Loans, net of unearned discount, increased 8% to

$374,084,000.  Shareholders' equity totaled $70,570,000, which represents a book value of $10.97 per share.  Dividends for the third quarter increased to

$0.17 per share.

    On June 19, 2003, the Board of Directors declared a two-for-one stock split payable on July 22, 2003, to shareholders of record at the close of business on June 30, 2003.  As a result of the stock split, shareholders of record received one additional share for every share currently held.  All periods presented have been restated reflecting the stock split for comparative purposes.





                       UNITED SECURITY BANCSHARES, INC.

                       (Unaudited Financial Highlights)

           (In thousands, except per share amounts and percentages)



                               3 Months Ended           9 Months Ended

                                September 30,            September 30,

                             2003         2002         2003         2002

    Earnings Summary:

    Net Interest Revenue    $9,046       $8,058      $25,631      $23,458

    Provision for

     Credit Losses             665          960        2,662        2,967

    Non-Interest Revenue     1,427        1,251        4,122        3,570

    Non-Interest Expense     5,581        4,729       15,949       14,481

    Income Before

      Income Taxes           4,227        3,620       11,142        9,580

    Income Tax Provision     1,312          984        3,377        2,658

    Net Income              $2,915       $2,636      $ 7,765      $ 6,922





                                3 Months Ended            9 Months Ended

                                 September 30,             September 30,

                              2003         2002         2003         2002

    Earnings Per Share:

     Basic                    0.45         0.41         1.21         1.06

     Diluted                  0.45         0.41         1.21         1.06

     Dividends Per Share      0.17         0.15         0.47         0.45





                                                           September 30,

                                                       2003           2002

    Balance Sheet Summary:

     Total Assets                                    $559,547       $542,911

     Total Earnings Assets                            519,531        504,037

     Loans, Net of Unearned Discount                  374,084        346,235

     Allowance for Credit Losses                        6,630          6,281

     Total Deposits                                   377,249        352,581

     Common Shareholders' Equity                       70,570         65,963

     Book Value Per Share                               10.97          10.26



    Average Balance Sheet Data:

     Total Assets                                    $545,834       $529,588

     Total Earnings Assets                            507,628        498,546

     Loans, Net of Unearned Discount                  361,177        343,750

     Total Deposits                                   367,942        358,891

     Common Shareholders' Equity                       68,673         64,881



    Performance Ratios:

     Return on Average Assets                           1.90%          1.75%

     Return on Common Equity                           15.12%         14.26%

     Net Interest Margin                                6.75%          6.29%



    Average Shares Outstanding

     Basic                                              6,432          6,532

     Diluted                                            6,432          6,532



SOURCE  United Security Bancshares, Inc.

    -0-                             10/17/2003

    /CONTACT: Larry Sellers or Robert Steen, both of United Security

Bancshares, Inc.,  +1-334-636-5424/

    (USBI)



CO:  United Security Bancshares, Inc.

ST:  Alabama

IN:  FIN

SU:  ERN